Exhibit 10.12

May 22, 2022

Mark Schaaf

Dear Mark:

This letter (the “Agreement”) confirms the agreement between you and Maplebear Inc. (the “Company”), regarding the termination of your employment with the Company.

1.

Separation. If you sign this Agreement, then your employment will continue until the later of September 11, 2022 and the date of the Company’s direct public listing, as determined by the Company, but in any event your employment termination date will not be later than September 21, 2022 (the “Anticipated Separation Date”). Your employment may terminate upon an earlier date if terminated pursuant to Section 2(c) below. (Your last day of employment, whenever it occurs, shall be the “Separation Date.”) If you determine not to sign this Agreement, then your employment will terminate on the date that is 21 days after you received this Agreement.

2.	Transition Period.

(a)

Duties & Schedule. Between now and the Separation Date (the “Transition Period”), you will remain an employee of the Company with the title of Chief Technology Officer, will be expected to transition your duties and responsibilities to Company personnel and perform other duties and tasks as requested by the Company. During the Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company (including, without limitation, your obligations under this Agreement and your Confidentiality Agreement, defined below). During the Transition Period, you agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing your job duties. You will be allowed reasonable time to pursue other employment opportunities.

(b)

Compensation/Benefits. During the Transition Period, you will continue to be paid at your current base salary rate, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. In addition, your Company stock options and restricted stock units will continue to vest under the existing terms and conditions set forth in the governing plan documents and applicable award agreements, and you can take your Four-Year-Fill-Up benefit (i.e., a period of paid vacation time of minimum of four weeks during which you will not be expected to work) on agreed upon dates during Summer 2022. You will not be able to participate in any bonus, commissions, or incentive program, and will only be eligible to receive the cash compensation expressly set forth herein.

Maplebear Inc.

(c)

Termination. As part of this Agreement, the Company agrees that it will not terminate your employment other than for Cause (as defined in that certain Maplebear, Inc. Severance and Change in Control Plan, effective July 1, 2021 (the “Severance Plan”)) before the Anticipated Separation Date. In addition, you will remain eligible for severance pursuant to the terms of the Severance Plan and your signed participation agreement entered into between you and the Company in connection with the Severance Plan (the “Participation Agreement”). You acknowledge and agree that your breach of this Agreement would constitute Cause for your employment termination under the Severance Plan, and in such circumstance you would not be entitled to any severance benefits from the Company.

3.

Accrued Wages. On or shortly after the Separation Date, the Company will pay you all accrued and owed wages earned through the Separation Date, less all required deductions and applicable withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. Since the Company has a nonaccrual vacation policy, you do not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off.

4.

Separation Pay. If (i) you timely sign, date and return this fully executed Agreement to the Company, allow it to become effective, and comply with its terms; (ii) your employment with the Company is not terminated for Cause or any other basis that would make you ineligible for severance benefits under the Severance Plan, Participation Agreement or otherwise (including without limitation, your resignation of employment prior to the Anticipated Separation Date); and (iii) on or within twenty-one (21) days after the Separation Date, you execute and return to the Company the Separation Date Release attached hereto as Exhibit A (the “Release”), and allow the releases contained in the Release to become effective (collectively, the “Severance Preconditions”), then the Company will provide you with the following severance benefits, subject to, and in accordance with, the terms and conditions set forth in the Severance Plan and Participation Agreement:

(a)	A cash payment equal to $500,000, which will be paid to you in a lump sum cash payment no later than the second regular payroll date following the effective date of the Release;

Maplebear Inc.

(b)

If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Separation Date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) twelve months following the Separation Date, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this paragraph, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment.

(c)

The vesting of each restricted stock unit award (“RSU Award”) that you hold as of the Separation Date will accelerate in an amount equal to the portion of such RSU Award next scheduled to vest following the Separation Date pro-rated for the portion of such applicable on-going vesting service period that you remained in continuous service with the Company prior to the Separation Date (irrespective of any applicable liquidity-event requirement). Any options that you hold shall remain exercisable for three months following the Separation Date, unless otherwise provided by the Maplebear Inc. 2018 Equity Incentive Plan or the applicable grant notice and award agreement thereunder. For the avoidance of doubt, the RSU Awards will remain subject to the issuance schedules and terms set forth in the award agreements evidencing such RSU Awards.

5.

Health Insurance. Unless you follow the procedures set forth in this paragraph, your group health insurance will cease on the last day of the month in which the Separation Date occurs. At that time, you may be eligible to continue your group health insurance benefits at your own expense, subject to the terms and conditions of the Company’s current group health insurance policies as well as federal and state COBRA laws and, as applicable, state insurance laws. If eligible, you will receive additional information regarding your right to elect continued coverage under COBRA in a separate communication. You may also be eligible to receive COBRA severance benefits under the terms of the Severance Plan and Participation Agreement, subject to satisfaction of the Severance Preconditions.

Maplebear Inc.

6.

Restricted Stock Units. Under the terms of the award agreements governing your restricted stock units and the applicable plan documents, vesting of your restricted stock units will cease as of the Separation Date. You may also be eligible to receive certain accelerated vesting benefits under the terms of the Severance Plan and Participation Agreement, subject to satisfaction of the Severance Preconditions.

7.

Your Release of All Claims Against the Company. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release, waive, acquit and forever discharge the Company and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, shareholders, partners, agents, employees, attorneys, predecessors, successors, insurers, assigns and affiliates (the “Released Parties”), from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement.

This general release includes, but is not limited to: (i) all claims arising from or in any way connected with your employment with the Company, the decision to terminate that employment, or the termination of that employment; (ii) all claims related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (iv) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; and (v) all federal, state or local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended).

You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the

Maplebear Inc.

reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period. You further acknowledge and agree that the release of claims in this section is not provided in exchange for a raise, bonus, or as a condition of continued employment, but rather in exchange for the materially modified terms and conditions of employment during the Transition Period and other consideration provided by the Company in this Agreement.

The waiver and release contained in this Agreement does not apply to: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims which, as a matter of law, cannot be released by private agreement; or (iii) any claims for breach of this Agreement.

8.

Protected Rights. Nothing in this Agreement prevents you from filing a charge or complaint, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission., While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you waive any and all rights you may have to any individual relief in connection with any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

9.

Your ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney before signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) calendar days after signing the Agreement to revoke this Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”). You may exercise your revocation right by emailing the Company a statement that you intend to revoke the agreement at hr@instacart.com or deliver in writing a statement that you intend to revoke the agreement at 50 Beale Street, #600, SF, CA 94105, no later than the seventh (7th) day after signing.

Maplebear Inc.

10.

The Company’s Release of Claims Against You. In exchange for your release and other consideration under this Agreement, the Company hereby generally and completely releases you of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date the Company signs this Agreement; provided, however, that this release shall not extend to claims arising from any of your contractual or statutory obligations to refrain from the use or disclosure of proprietary or trade secret information belonging to the Company, nor to any claims arising from your willful misconduct that caused material injury to the Company, nor to claims that cannot be released as a matter of law.

11.

Waiver of Unknown Claims. In granting the releases herein, you and the Company understand that this Agreement includes a release of all claims known or unknown to the releasing party. You and the Company acknowledge having read and understood Section 1542 of the California Civil Code, which states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to their respective releases of claims herein, including but not limited to their releases of unknown claims.

12.

Tax Matters. You and the Company intend that all payments made under this Agreement are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”) to the greatest extent possible so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. In no event will the Company reimburse you for any taxes or other penalties that may be imposed on you as a result of Section 409A and you shall indemnify the Company for any liability that arises as a result of Section 409A.

13.

Other Compensation or Benefits. You acknowledge and agree that, except as expressly provided in this Agreement, you have not earned and are not entitled to receive any additional compensation, benefits, or severance from the Company, and that the only payment and benefits that you are entitled to receive from the Company in the future is the separation payment and benefits specified in this Agreement, with the exception of any vested right you may have under the express terms of a written ERISA-qualified

Maplebear Inc.

benefit plan (e.g., 401(k) account) or any vested stock options. You further expressly acknowledge and agree that the benefits provided by and as set forth in this Agreement satisfy in full (and will not act to duplicate or increase) any and all obligations of the Company to provide you with any benefits, compensation or severance in connection with your employment termination, whether pursuant to the Severance Plan, Participation Agreement or otherwise, and that other than as set forth in this Agreement and the Severance Plan and Participation Agreement, you are not eligible for nor entitled to any severance benefits from the Company under any other employment agreement, plan, policy or other agreement applicable to you.

14.

Expense Reimbursement. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting any business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for your reasonable and necessary business expenses pursuant to its regular business practice. You agree and acknowledge that you have no other unreimbursed business expenses arising out of your employment with the Company.

15.

Return of Company Property. You agree that, within ten (10) days of the Separation Date (or earlier if requested by the Company), you will return to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), credit cards, and phone cards and/or you have destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives or in a cloud environment). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date. If you discover after you have signed this agreement that you have retained any Company property, including but not limited to Company proprietary or confidential documents or information, you agree, immediately upon discovery, to contact the Company and make arrangements to promptly return the documents or information. Your timely compliance with this paragraph is a condition precedent to your receipt of the separation benefits provided under this Agreement.

16.

Continuing Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement entered into by and between you and the Company, effective August 15, 2018 (the “Confidentiality Agreement”), which, among other things, prohibits disclosure of any confidential or proprietary information of the Company and solicitation of Company employees. You agree to sign Appendix A of your Confidentiality Agreement, which will be sent to your personal email via DocuSign. A copy of your Confidentiality Agreement is attached hereto as Exhibit B.

Maplebear Inc.

17.

Confidentiality. You agree to hold the existence of this Agreement and its provisions in strict confidence and will not publicize or disclose the existence or terms of this Agreement in any manner whatsoever; provided, however, that you may disclose the existence of terms of this Agreement in confidence: (a) to your immediate family; (b) to your attorney, accountant, auditor, tax preparer, or financial advisor to render services to you; or (c) insofar as such disclosure may be necessary to enforce the terms of the Agreement, or as otherwise required by law, including as set forth under the paragraph of this Agreement entitled “Protected Rights”. You agree that any violation of this provision is a material breach resulting in irreparable harm to the Company.

18.

Mutual Nondisparagement. You agree not to disparage the Company or to do anything that portrays the Company, its products or personnel in a negative light or that might injure the Company’s business or affairs. This would include, but is not limited to, disparaging remarks about the Company as well as its stockholders, officers, directors, employees, agents, advisors, partners, affiliates, consultants, products, services, formulae, business processes, corporate structure or organization, and marketing methods. You and the Company agree that all reference requests will be directed to the Company’s Human Resources department where only dates of employment and job title will be provided. In addition, you agree to comply with and communicate with others consistent with any communications plan or protocol that the Company develops regarding the announcement of your employment separation. The Company agrees to instruct each of its officers and directors, as well as each of Kevin H., JJ Z., Varouj C. and Vik G., not to disparage you in any manner likely to be harmful to you or your business or personal reputation. Nothing contained herein shall limit the Company’s (including each of its officers and directors, and each of Kevin H., JJ Z., Varouj C. and Vik G.) communications with regulators, counsel, or accountants, nor limit its ability to respond accurately and fully to any request for information if required be legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the paragraph of this Agreement entitled “Protected Rights.” You acknowledge and agree that the nondisparagement obligation in this section is not provided in exchange for a raise, bonus or as a condition of continued employment, but rather in exchange for the materially modified terms of employment during the Transition Period and other consideration provided by the Company in this Agreement.

19.

No Cooperation. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the paragraph of this Agreement entitled “Protected Rights”) provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, its parent or subsidiary entities,

Maplebear Inc.

affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring such claims. You further agree to cooperate fully with the Company in connection with any actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

20.

Representation. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on the job injury for which you have not already filed a workers’ compensation claim.

21.

Miscellaneous. You understand and agree that the promises and payments in consideration of this Agreement shall not constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law. You agree that, except for the Confidentiality Agreement, and except as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company. You and the Company agree that this Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, in whole or in part, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes. Execution of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and a facsimile signature or scanned image of a signature shall be deemed an original and valid signature. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.

Maplebear Inc.

22.

Understanding of Agreement. You acknowledge that you have read this entire Agreement, that you have had the opportunity to consult with an attorney at your own expense regarding the Agreement, and that you understand the terms and conditions of the Agreement. You acknowledge that your consent to this Agreement is knowing and voluntary and you enter into this Agreement without reliance on any promise or representation, written or oral, other than those expressly contained herein.

[Signature Page to Follow]

Maplebear Inc.

You have until close of business on June 9, 2022, which you acknowledge is twenty-one (21) days from the date you received the original version of this Agreement, to review and consider this Agreement and to provide an executed copy to Instacart via DocuSign. You further acknowledge and agree that changes made from the original version of this Agreement, whether material or immaterial, do not restart the running of the original twenty-one (21) day period.

I wish you good luck in your future endeavors.

Sincerely,

Maplebear Inc.

By:	/s/ Fidji Simo
Fidji Simo, CEO

Agreed:

/s/ Mark Schaaf
Mark Schaaf

Date: 5/23/2022

Maplebear Inc.

EXHIBIT A

SEPARATION DATE RELEASE

(To be signed and returned on or within twenty-one (21) days after the Separation Date.)

In consideration for the severance benefits provided to me by Maplebear, Inc. (the “Company”) pursuant to the terms of the transition separation agreement between me and the Company to which this Exhibit is attached (the “Agreement”), I agree to the terms below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that: (a) I have been paid all compensation owed and have been paid for all hours worked for the Company through the Separation Date; (b) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, California Family Rights Act or otherwise; and (c) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I hereby generally and completely release the Company and its current and former directors, officers, employees, members, participants, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Separation Date Release (the “Release”). This general release includes, but is not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, fringe benefits, and contributions to retirement plan; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I have been advised, as required by California Government Code Section 12964.5(b)(4), that I have a right to consult an attorney regarding this Separation Date Release and that I was given a reasonable time period of not less than five (5) business days in which to do so. I further acknowledge and agree that, in the event I sign this Separation Date Release prior to the end of the reasonable time period, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

Maplebear Inc.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and releases in this Separation Date Release is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Separation Date Release; (b) I should consult with an attorney prior to signing this Separation Date Release; (c) I have twenty-one (21) days to consider this Separation Date Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Separation Date Release to revoke it (by providing written notice of my revocation to hr@instacart.com within the seven (7)-day period); and (e) the Separation Date Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign it (the “Release Effective Date”).

In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any other jurisdiction of with respect to my release of claims contained herein, including but not limited to the release of unknown and unsuspected claims.

Notwithstanding the foregoing, I am not hereby releasing any of the following claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, under the charter, bylaws or operating agreements of the Company, or under applicable law; (b) any rights that cannot be waived as a matter of law; (c) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (d) any claims arising from the breach of the Agreement or this Separation Date Release. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or might have against any of the Released Parties that are not included in the Released Claims.

I agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. However, nothing herein shall prevent me from responding accurately and fully to any question, inquiry or request for information if required by legal process or in connection with a government investigation. In addition, nothing herein shall prevent me from: making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation; filing a charge or complaint

Maplebear Inc.

with any Government Agency (as defined in the Agreement); communicating with any Government Agencies; or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims I have released and any rights I have waived by signing this Separation Date Release, provided that this Separation Date Release does not limit my right to receive any award for information provided to the Securities and Exchange Commission.

This Separation Date Release, together with the Agreement (and its exhibits), constitutes the entire agreement between me, and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

By:	/s/ Mark Schaaf
Mark Schaaf

Date: 5/23/2022

Maplebear Inc.

EXHIBIT B

CONFIDENTIALITY AGREEMENT